UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. __________)(1)


                                Weeks Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    94856P102
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                November 6, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check       the appropriate box to designate the rule pursuant to which this
            Schedule is filed:

|_| Rule 13d-1(b)

|X| Rule 13d-1(c)

|_| Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 9 Pages)


--------------------------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                   ---------------------------
| CUSIP NO. 94856P102            |        13G/A     |   Page  2  of  9  Pages  |
|                                |                  |                          |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW Capital Management, L.P.                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  State of Delaware                                                  |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,181,929                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  None                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,181,929                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  None                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,181,929 shares of the Common Stock                               |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  5.72%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

----------------------------------                   ---------------------------
| CUSIP NO. 94856P102            |        13G/A     |   Page  3  of  9  Pages  |
|                                |                  |                          |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW TSF, L.L.C.                                                    |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  State of Delaware                                                  |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,046,729                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  None                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,046,729                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  None                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,046,729 shares of the Common Stock                               |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  5.07%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  OO                                                                 |
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

----------------------------------                   ---------------------------
| CUSIP NO. 94856P102            |        13G/A     |   Page  4  of  9  Pages  |
|                                |                  |                          |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW TSF, Inc.                                                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  State of Delaware                                                  |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,046,729                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  None                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,046,729                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  None                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,046,729                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  5.07%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

----------------------------------                   ---------------------------
| CUSIP NO. 94856P102            |        13G/A     |   Page  5  of  9  Pages  |
|                                |                  |                          |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW Capital Management, Inc.                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Commonwealth of Massachusetts                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,181,929                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  None                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,181,929                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  None                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,181,929                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  5.72%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

----------------------------------                   ---------------------------
| CUSIP NO. 94856P102            |        13G/A     |   Page  6  of  9  Pages  |
|                                |                  |                          |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW Targeted Securities Fund, L.P.                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  State of Delaware                                                  |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,046,729                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  None                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,046,729                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  None                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,046,729 shares of the Common Stock                               |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  5.07%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

                           STATEMENT ON SCHEDULE 13G/A


Item 1(a).           Name of Issuer:

                     Weeks Corporation

Item 1(b).           Address of Issuer's Principal Executive Offices:

                     4497 Park Drive
                     Norcross, Georgia 30093

Item 2(a).           Names of Person Filing:

                     AEW Capital Management, L.P.
                     AEW Capital Management, Inc.
                     AEW TSF, Inc.
                     AEW TSF, L.L.C.
                     AEW Employee Holdings TSF, L.P.


Item 2(b).           Business Mailing Address for the Person Filing:

                     225 Franklin Street
                     Boston, MA 02110


Item 2(c).           Citizenship:

                     Massachusetts for AEW Capital Management, Inc. Delaware for all other entities

Item 2(d).           Title of Class of Securities:

                     Common Stock, par value $.01

Item 2(e).           CUSIP Number:

                     94856P102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:



                     Not applicable.


Item 4.    Ownership:

                     (a)  Amount Beneficially Owned:

                                By each of AEW Capital Management, L.P. and AEW
                                   Capital Management, Inc.:
                                      1,181,929 shares of Common Stock
                                By each of AEW TSF, Inc., AEW TSF, L.L.C. and
                                   AEW Employee Holdings TSF, L.P.:
                                      1,046,729 shares of Common Stock

                     (b) Percent of Class:

                                By each of AEW Capital Management, L.P. and
                                   AEW Capital Management, Inc.:
                                      5.72%
                                By each of AEW TSF, Inc., AEW TSF, L.L.C. and
                                   AEW Employee Holdings TSF, L.P.:
                                          5.07%

                     (c) Number of shares as to which each of AEW Capital
                         Management, L.P. and AEW Capital Management, Inc. has:

                         (i)        sole power to vote or to direct the vote:
                                    1,181,929 shares of Common Stock

                         (ii)       shared power to vote or to direct the vote:
                                    None

                         (iii) sole power to dispose or to direct the disposition of:
                                    1,181,929 shares of Common Stock

                         (iv) shared power to dispose or to direct the disposition of:
                                    None

                         Number of shares as to which each of AEW TSF, Inc., AEW TSF, L.L.C. and AEW Employee Holdings TSF, L.P. has:

                         (i)        sole power to vote or to direct the vote:
                                    1,046,729 shares of Common Stock

                         (ii)       shared power to vote or to direct the vote:
                                    None

                         (iii) sole power to dispose or to direct the disposition of:
                                    1,046,729 shares of Common Stock

                         (iv) shared power to dispose or to direct the disposition of:
                                    None

Item 5.    Ownership of Five Percent or Less of a Class:

                     Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

                     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                     Not Applicable

Item 8.    Identification and Classification of Members of the Group:

                     Not Applicable

Item 9.    Notice of Dissolution of Group:

                     Not Applicable

Item 10.             Certification:

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:              AEW CAPITAL MANAGEMENT, L.P.

                    By:       AEW Capital Management, Inc., its general partner

                    By:       /s/ James J. Finnegan
                              ------------------------------------------
                              Name:  James J. Finnegan
                              Title:  Vice President


                    AEW CAPITAL MANAGEMENT, INC.


                    By:       /s/ James J. Finnegan
                              ------------------------------------------
                              Name:  James J. Finnegan
                              Title:  Vice President


                    AEW TSF, L.L.C.

                    By:       AEW TSF, Inc., its managing member


                    By:       /s/ James J. Finnegan
                              ------------------------------------------
                              Name: James J. Finnegan
                              Title: Vice President


                    AEW TSF, Inc.

                    By:       /s/ James J. Finnegan
                              ------------------------------------------
                              Name: James J. Finnegan
                              Title: Vice President


                    AEW Targeted Securities Fund, L.P.

                    By:       AEW TSF, L.L.C., its general partner

                    By:       AEW TSF, Inc., its managing member

                    By:       /s/ James J. Finnegan
                              ------------------------------------------
                              Name: James J. Finnegan
                              Title: Vice President